Exhibit 99.2


                        Consolidated Financial Statements

                              Melham Holdings, Inc.

                        AS OF DECEMBER 31, 1998 AND 1997
                   AND FOR THE THREE YEARS IN THE PERIOD ENDED
                                DECEMBER 31, 1998
                       WITH REPORT OF INDEPENDENT AUDITORS

                              Melham Holdings, Inc.

                        Consolidated Financial Statements

               As of December 31, 1998 and 1997 and for the three
                   years in the period ended December 31, 1998




                                    CONTENTS


Report of Independent Auditors...............................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 1998 and 1997.................2
Consolidated Statements of Operations for the years ended
    December 31, 1998, 1997 and 1996.........................................4
Consolidated Statements of Changes in (Deficiency in Assets)
    Stockholders' Equity for the years ended December 31, 1998, 1997 and
      1996 ..................................................................5
Consolidated Statements of Cash Flows for the years ended December
      31, 1998, 1997 and 1996 ...............................................6
Notes to Consolidated Financial Statements...................................7

                         Report of Independent Auditors

The Board of Directors and Stockholders
Melham Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Melham Holdings, Inc. (a 90%-owned subsidiary of Purico (IOM) Limited) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in (deficiency in assets) stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Melham Holdings, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP



February 19, 1999, except for Note 14, as to which the date is April 1, 1999

                                       1.

                              Melham Holdings, Inc.

                           Consolidated Balance Sheets
                  (dollars in thousands, except per share data)


                                                           DECEMBER 31
                                                      1998            1997
                                                      ----            ----

ASSETS
Current assets:
  Cash                                             $     450        $    320
  Accounts receivable, less allowance of
      $1,426 in 1998 and $1,283 in 1997               24,427          18,511
  Inventories                                         10,590           8,900
  Prepaid expenses and other                           1,165           1,088
  Deferred income taxes                                1,692           1,872
  Recoverable income taxes                               282             463
                                                  ----------        --------
Total current assets                                  38,606          31,154






Property, plant, and equipment, at cost:
  Land                                                   761             761
  Buildings                                           12,988          12,588
  Machinery and equipment                             80,516          65,513
  Construction in progress                             1,714             488
                                                      ------          ------
                                                      95,979          79,350
  Less accumulated depreciation                       46,937          40,142
                                                      ------         -------
                                                      49,042          39,208



Excess of cost over net assets of businesses
    acquired, net of amortization                     32,730          17,415
Deferred financing costs, net of amortization          2,733           2,725
Deferred income taxes                                    900           1,393
Other assets                                             920             684
                                                 ===========         ========
                                                 $   124,931         $92,579
                                                 ===========         ========

                                                                     DECEMBER 31
                                                                 1998           1997
                                                                 ----           ----
LIABILITIES AND DEFICIENCY IN ASSETS Current liabilities:
   Trade accounts payable                                    $   7,841        $  6,365
   Other accrued expenses                                        6,176           6,320
   Accrued payroll costs                                         4,822           4,609
   Accrued pension contribution                                    714           1,299
   Income taxes payable                                             38               -
   Current portion of long-term debt                             7,472           5,011
                                                             ---------        --------
Total current liabilities                                       27,063          23,604

Long-term debt, excluding current portion                       98,026          72,245

Deferred credits and other liabilities:
   Pension liabilities                                           5,842           5,344
   Postretirement benefits                                      16,715          17,850
   Customer deposits and other                                     608             642
   Due to affiliates                                                35              45
                                                             ---------        --------
                                                                23,200          23,881
                                                             ---------        --------
Total liabilities                                              148,289         119,730

Deficiency in assets:
  Series A Preferred Stock, $0.01 par value (stated
      at $100 liquidation value),
      authorized 100,000 shares, issued 62,263
      shares in 1998 and 44,288 shares in 1997                   6,226           4,429
  Common Stock, $0.01 par value, authorized
      50,000 shares, issued 40,000 shares in 1998
      and 1997                                                       -               -
  Additional paid-in capital                                     3,983           3,983
  Retained-earnings deficit                                    (33,357)        (35,563)
  Accumulated other comprehensive loss                            (210)              -
                                                             ---------         -------
Total deficiency in assets                                     (23,358)        (27,151)
                                                             ---------         -------
                                                             $ 124,931        $ 92,579
                                                             =========        ========

SEE ACCOMPANYING NOTES.

                                       2.

                                    Melham Holdings, Inc.

                            Consolidated Statements of Operations
                                        (in thousands)

                                                   YEAR ENDED DECEMBER 31
                                              1998          1997         1996
                                           ----------    ---------     --------

Net sales                                 $   135,674   $   119,120   $ 111,670

Cost of sales:
   Materials and outside services              34,025        27,030      25,045
   Other operating costs                       70,350        63,557      58,927
                                          -----------   -----------   ---------
                                              104,375        90,587      83,972
                                          -----------   -----------   ---------
Gross profit                                   31,299        28,533      27,698

Selling, general, and administrative
  expenses                                     16,974        14,269      13,412
Recapitalization expenses                           -         7,405           -
                                          -----------   -----------    --------
Operating income                               14,325         6,859      14,286

Interest expense                                9,440         7,375       3,129
Miscellaneous income, net                         (84)         (157)       (156)
                                          -----------   -----------    --------
                                                9,356         7,218       2,973
                                          -----------   -----------    --------
Earnings before income taxes and minority
    interest                                    4,969          (359)     11,313

Provision for income taxes                      2,124            36       4,339
Minority interest                                   -          (443)        577
                                          -----------   -----------   ---------
Net income                                $     2,845   $        48   $   6,397
                                          ===========   ===========   =========


SEE ACCOMPANYING NOTES.

                                       3.

                              Melham Holdings, Inc.

          Consolidated Statements of Changes in (Deficiency in Assets)
                              Stockholders' Equity
                        (in thousands, except share data)

                                                                                                         ACCUMULATED
                                                     SERIES A                 ADDITIONAL    RETAINED        OTHER
                                                     PREFERRED     COMMON      PAID-IN      EARNINGS    COMPREHENSIVE
                                                       STOCK       STOCK       CAPITAL     (DEFICIT)         LOSS         TOTAL
                                                       -----       -----       -------     ---------         ----         -----
Balance at January 1, 1996                           $      -    $     -      $     500    $  (6,023)    $         -     $  (5,523)
Net income (1)                                              -          -              -        6,397               -         6,397
Preferred Stock dividends                                   -          -              -         (102)              -          (102)
                                                     --------    -------      ---------    ---------     -----------     ---------
Balance at December 31, 1996                                -          -            500          272               -           772

Net income (1)                                              -          -              -           48               -            48
Issuance of 40,000 shares of Common Stock and
  Warrants                                                  -          -          3,483            -               -         3,483
Issuance of 40,000 shares of Series A Preferred
  Stock                                                 4,000          -              -            -               -         4,000
Common Stock dividends                                      -          -              -      (35,500)              -       (35,500)
Series A Preferred Stock dividends                          -          -              -         (383)              -          (383)
Issuance of 4,288 shares of Series A Preferred
  Stock as payment of interest                            429          -              -            -               -           429
                                                    ---------    -------      ---------     --------     -----------      --------
Balance at December 31, 1997                            4,429          -          3,983      (35,563)              -       (27,151)

Comprehensive income (loss):
   Net income                                               -          -              -        2,845               -         2,845
   Other comprehensive income (loss) net of
      tax, minimum pension liability                        -          -              -            -            (210)         (210)
                                                                                                                          --------
Comprehensive income                                        -          -              -            -               -         2,635
Series A Preferred Stock dividends                        989          -              -         (639)              -           350
Issuance of  8,084 shares of Series A Preferred
  Stock as payment of interest                            808          -              -            -               -           808
                                                    ---------    -------      ---------    ---------     -----------     --------
Balance at December 31, 1998                         $  6,226    $     -      $   3,983    $ (33,357)    $      (210)    $ (23,358)
                                                    =========    =======      =========    =========     ===========     ========

(1) Equals comprehensive income for the year.

SEE ACCOMPANYING NOTES.

                                       4.

                              Melham Holdings, Inc.

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                        YEAR ENDED DECEMBER 31
                                                    1998          1997       1996
                                                  ---------    ---------   ---------
OPERATING ACTIVITIES
Net income                                        $   2,845    $      48   $   6,397
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Minority interest                                    -         (443)        577
     Depreciation                                     7,258        6,138       5,944
     Amortization, including deferred                 1,164          831         198
     financing costs
     Provision for loss on accounts receivable          258          233         341
     Provision (benefit) for deferred income            815            4        (154)
     taxes
     Write-off of deferred financing costs                -          455           -
     Loss on sale of assets                              12            7        (244)
     Series A Preferred Stock issued in lieu
       of payment of interest                           808          429           -
     Changes in operating assets and
       liabilities, net of effect of business
       acquired:
         Accounts receivable                           (820)      (1,383)        675
         Inventories                                    341         (953)      1,222
         Prepaid expenses and other                      49           26          80
         Income taxes                                   210         (488)        275
         Trade accounts payable                         (44)       1,733         409
         Accrued liabilities and other                 (490)       2,097        (178)
     Accrued pension                                   (573)        (625)        (26)
     Postretirement benefits                         (1,135)        (994)     (1,267)
     Other                                             (120)        (389)         35
                                                  ---------    ---------    --------
Net cash provided by operating activities            10,578        6,726      14,284

INVESTING ACTIVITIES
Acquisition of businesses                           (33,111)     (19,137)          -
Proceeds from sale of assets                             11           14       2,916
Capital expenditures                                 (5,001)      (5,655)     (6,465)
                                                  ---------    ---------    --------
Net cash used in investing activities               (38,101)     (24,778)     (3,549)

FINANCING ACTIVITIES
Recapitalization and refinancing transactions:
   Proceeds from issuance of long-term debt               -       81,514           -
   Repayment of debt                                      -      (23,534)          -
   Proceeds from sale of Common Stock                     -        2,710           -
   Proceeds from sale of Series A Preferred               -        4,000           -
   Stock
   Common Stock dividends                                 -      (35,500)          -
Principal payments on long-term debt                 (5,183)      (5,391)     (9,611)
Proceeds from debt financing                         19,611          923           -
Proceeds from line of credit                        143,020      179,910     130,635
Repayments of line of credit                       (129,321)    (182,056)   (131,553)
Payment of deferred financing costs                    (464)      (3,081)          -
Cash dividends                                            -            -        (102)
Change in due to affiliates                             (10)      (1,163)       (108)
                                                   --------    ---------    --------
Net cash provided by (used in) financing
  activities                                         27,653       18,332     (10,739)
                                                   --------    ---------    --------
Increase (decrease) in cash                             130          280          (4)
Cash at beginning of year                               320           40          44
                                                   ========    =========    ========
Cash at end of year                                $    450    $     320    $     40
                                                   ========    =========    ========

SEE ACCOMPANYING NOTES.

                                       5.

                              Melham Holdings, Inc.

                  (dollars in thousands, except per share data)


1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Melham Holdings, Inc. (the "Company"), which is a 90%-owned subsidiary of Purico
(IOM) Limited ("Purico"), was incorporated on February 26, 1997 and was initially capitalized primarily by issuing its capital stock in exchange for all of the outstanding capital stock of Melham, Inc. The controlling shareholders of the Company and Melham, Inc. were the same before and after the transaction. Therefore, the historical basis of Melham, Inc.'s consolidated assets and liabilities is carried over in the accompanying consolidated financial statements, and the combination of the two entities is accounted for similar to the pooling-of-interests method of accounting for business combinations. The results of operations of all companies are combined for all periods presented.

The Company's principal operating business is Mack Printing Company ("Mack"), which it indirectly owns 85% through Melham, Inc. Mack is a full-service printer that produces a wide variety of short- to medium-run magazines and journals generally for customers in the mid-Atlantic and northeast regions of the United States. Generally, the Company does not require collateral as a condition of sale.

The Company's other operating business is Vital Public Information, Inc. ("VPI"), which was formed on September 19, 1997 and continues in the start-up stage. The Company owns a 90% interest in VPI. VPI currently publishes self-help books for sale and distribution through supermarket-continuity programs on a consignment basis. VPI had no sales through December 31, 1998 and it had total assets of $2,155 and $79 at December 31, 1998 and 1997, respectively, consisting primarily of inventory. VPI is subject to the risks and uncertainties that are normal to a start-up company. Although VPI has a definitive marketing plan for its business concept and products, there is no assurance that the plan or VPI's products will be accepted in the marketplace. If not accepted in the marketplace, it is unlikely VPI will be able to realize the full carrying amount of its assets.

                                       6.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Because Mack had a deficit in assets as a result of the recapitalization in 1997 (Note 13), subsequent to the recapitalization, the Company has not reflected in its results of operations any share of earnings or loss otherwise attributable to Mack's 15% minority shareholders. In addition to its ownership of 85% of Mack's common stock, the Company owns all of Mack's outstanding preferred stock, which had a liquidation value of $21,765 and $19,176 at December 31, 1998, and 1997, respectively. The Mack preferred stock pays cumulative dividends of 13% on the senior preferred stock and 14% on the junior preferred stock. Net income of Mack would be reduced by the preferred stock dividends and credited to the Company before determining the amount allocable to the minority interests.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

Inventories are stated at the lower of cost or market. Mack paper inventories included in raw material and work-in-process, amounting to $4,586 and $5,559 at December 31, 1998 and 1997, respectively, are determined using the last-in, first-out (LIFO) method. At December 31, 1998 and 1997, the LIFO value of the inventory approximated the FIFO value. The cost of all other inventories is determined using the first-in, first-out (FIFO) method.

VPI's inventories at December 31, 1998 and 1997 include work-in-process and finished goods. Included in work-in-process inventory is editorial development costs associated with the development of three new publications. Inventory is valued at cost.

                                       7.

The major classes of inventory are:

                                                   DECEMBER 31
                                         1998                      1997
                               ------------------------------------------------
                                    MACK          VPI          MACK       VPI
                               ------------------------------------------------

       Raw materials            $   5,155    $       -    $   5,471     $    -
       Supplies and other             191            -          137          -
       Work-in-process              3,489          481        3,024         47
       Finished goods                  95        1,179          221          -
                              ==================================================
                                $   8,930    $   1,660    $   8,853     $   47
                              ==================================================

PROPERTY, PLANT, AND EQUIPMENT

Depreciation of property, plant, and equipment is computed over estimated useful lives using the straight-line method.

EXCESS OF COST OVER NET ASSETS OF BUSINESSES ACQUIRED

Excess of cost over net assets of businesses acquired ("goodwill") by Mack ($16,778 and $1,045, net of accumulated amortization of $423 and $256 at December 31, 1998 and 1997, respectively) is primarily the result of the acquisition of Port City Press, Inc. in 1998. The balance of goodwill ($15,952 and $16,370, net of accumulated amortization of $731 and $313 at December 31, 1998 and 1997, respectively) resulted from the 1997 acquisition by Melham, Inc. of Mack's capital stock owned by minority interests, which increased Melham, Inc.'s ownership in Mack's common stock to 85% from 55%. Goodwill is being amortized on a straight-line basis over 40 years. The carrying value of goodwill is evaluated periodically in relation to the operating performance and expected future undiscounted cash flows of the underlying businesses.

                                       8.

DEFERRED FINANCING COSTS

Deferred financing costs are amortized over the lives of the respective debt obligations, using the interest method for the Term Loans and Debenture and the straight-line method for the Revolver. Accumulated amortization at December 31, 1998 and 1997 was $812 and $356, respectively.

REVENUE RECOGNITION

Substantially all revenue is recognized when products are shipped to customers.

COMPREHENSIVE INCOME

As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined in the Statement as net income plus other comprehensive income, which for the Company consists only of a minimum pension liability. Comprehensive (loss) income is reported by the Company in the consolidated statement of changes in (deficiency in assets) stockholders' equity. Prior years' financial statements have been reclassified to conform to the requirements of SFAS No. 130.

INTERNAL USE SOFTWARE

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE. The Company adopted the SOP during 1998. The SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. The adoption of this SOP did not have a material effect on the results of operations or financial position.

                                       9.

3. ACQUISITION

On September 2, 1998, Mack acquired all of the outstanding stock of Port City Press, Inc. ("PCP") based in Baltimore, Maryland for an aggregate purchase price of $33,536. PCP is a full-service printer servicing the association, medical, legal, reference and scientific book market as well as the business directory and catalog market. The acquisition has been accounted for under the purchase method and, accordingly, is included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was allocated to the net assets based on their estimated fair values. The excess of the purchase price over the fair value of net assets acquired of approximately $16,324 is being amortized over forty years on a straight-line basis. This acquisition was funded by increasing Mack's Term Loan under its Credit Facility and available borrowings under the Revolver portion of the Credit Facility.

The following unaudited pro forma information has been prepared assuming the acquisition had taken place on January 1, 1997:

                                             YEAR ENDED DECEMBER 31
                                                 1998        1997
                                             ---------    ----------

Net sales                                   $  160,015    $  153,798
Net income (loss)                                3,186          (825)

The unaudited pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, additional depreciation based on the estimated fair value of the property, plant, and equipment acquired, and the amortization of the intangible assets arising from the transaction. The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have been achieved had the transaction been effected on the assumed date.

                                      10.

4. LONG-TERM DEBT

Long-term debt consists of:

                                                                  DECEMBER 31
                                                              1998            1997
                                                            ---------     ----------
 Fixed-rate term note (9.78%), payable in quarterly
    installments through January 1, 2003                 $     14,440    $    17,997
 Floating-rate term note payable in quarterly
    installments through April 1, 2004:
    At LIBOR plus 2.75% (7.94% at December 31, 1998)
                                                               31,000         19,000
    At Prime plus 0.75% (8.50% at December 31, 1998)
                                                                5,310            503
 Borrowings under revolving credit facility expiring
    April 1, 2004: At LIBOR
    plus 2.25% (7.59% at December 31, 1998)
                                                               13,500          2,000
    At Prime plus 0.25% (8.00% at December 31, 1998)
                                                                3,209          1,010
 Subordinated notes (12.0%), face value $25,000 (net of
    unamortized discount of $341 in 1998 and $382 in
    1997) with warrants to purchase 15,464 shares
    of common stock                                            24,659         24,618
 Fixed-rate equipment note (8.08%) payable in
    monthly installments through September 5, 2001                594            856
 Fixed-rate equipment note (7.40%) payable in
    monthly installments through February 1, 2002                 504              -
 Promissory notes payable to shareholders (11%) due
    March 27 and March 31, 2007 (net of unamortized
    discount of $653 in 1998 and $728 in 1997),
    interest payable quarterly                                 11,347         11,272
 Promissory notes payable to shareholder (8%), due
    in 2001                                                       935              -
                                                          ------------    ----------
                                                              105,498         77,256
 Less current portion                                           7,472          5,011
                                                          ============    ==========
                                                          $    98,026     $   72,245
                                                          ============    ==========


                                      11.

During 1998, in conjunction with the acquisition of Port City Press, Inc., Mack amended its credit agreement ("Credit Facility") to increase the available borrowings to $80,000. The Credit Facility consists of $52,000 in amortizing Term Loans and a Revolver. The Term Loans and Revolver are secured by liens on substantially all of Mack's tangible and intangible property. Borrowings under the Revolver are limited to the lesser of (a) $80,000 minus the Term Loans, the equipment notes and outstanding letters of credit, with such amount not to exceed $25,000 or (b) a borrowing base of 85% of Mack's eligible receivables (essentially excludes greater-than-60-day-past-due amounts) plus the lesser of $7,500 or 75% of Mack's raw materials inventories plus 60% of work-in-process inventories minus outstanding letters of credit. As of December 31, 1998, approximately $8,000 of additional borrowings were available under the Credit Facility.

At Mack's option, borrowings under the Term Loans may bear interest at a rate based on the London Interbank Offered Rate ("LIBOR") plus 2.75%, the lender's prime rate plus .75%, or at a fixed rate as quoted by the lender, and borrowings under the Revolver may bear interest at a rate based on LIBOR plus 2.25% or at the lender's prime rate plus .25%. Borrowings subject to the LIBOR-rate option must remain outstanding for a term not to exceed six months. Mack may obtain a
 .25% interest-rate reduction on the Term Notes and Revolver by meeting certain provisions and making certain prepayments. In addition, Mack is required to pay a commitment fee of .25% on the unused portion of the Credit Facility.

Mack has outstanding letters of credit at December 31, 1998 and 1997 of $940, and $1,140, respectively, primarily for its workers' compensation program. The letters of credit, which may not exceed $3,000, are secured by Mack's Revolver.

Mack issued a subordinated debenture (the "Debenture") in 1997 in the principal amount of $25,000. The Debenture is due on March 31, 2007 and is subordinated to Mack's obligations under the Credit Facility. The Debenture was recorded at $24,587, with the $413 balance ascribed to the warrants and Mack common stock issued to the investor. If, upon the fifth anniversary of the debenture, any amounts under the debenture remain outstanding, Mack shall issue to the warrant holder 15,464 shares of Mack common stock at par value. The debt discount is amortized over the ten-year term of the Debenture. Interest is payable on the Debenture semi-annually at 12% per annum.

                                       12.

Interest due on the 11% Promissory Notes payable to shareholders may be paid, at the Company's option, 60% in shares of the Company's Series A Preferred Stock. At issuance, the creditor shareholder for $10,800 of Promissory Notes received a warrant to purchase 5,000 shares of the Company's Common Stock at $100 per share. The warrant expires in 2007. At the time of issuance, the Company valued the warrant at $783, which was credited to Additional Paid-in Capital, and is classified as a reduction of the carrying amount of the note. The discount is being amortized to interest expense over the life of the note.

Under the Credit Facility and Debenture, Mack is required to maintain minimum levels of tangible net worth and fixed-charge coverage ratios, each as defined. The agreements also contain covenants which, among other things, restrict capital expenditures, mergers, acquisitions, additional borrowings, operating leases, and dividends.

Mack's Credit Facility provides for principal pay downs based upon an excess cash flow provision which resulted in $1,990 being classified as currently due at December 31, 1998. Aggregate maturities of long-term debt are as follows:

        1999                          $  7,472
        2000                             5,997
        2001                             7,276
        2002                             6,029
        2003                             6,000
        Thereafter                      72,724
                                    ----------
        Total                         $105,498
                                    ==========

The Company made interest payments of $7,564, $5,442, and $3,167 in 1998, 1997, and 1996, respectively.

                                      13.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial obligations compared to the recorded amounts as of December 31 are as follows:

                                                     1998                    1997
                                           -----------------------------------------------
                                             RECORDED   FAIR VALUE   RECORDED   FAIR VALUE
                                              AMOUNT                  AMOUNT
                                           -----------------------------------------------
Fixed-rate term note                        $   14,440   $  16,365   $  17,997   $  18,589
Floating-rate term note payable                 36,310      36,310      19,503      19,503
Revolving lines of credit                       16,709      16,709       3,010       3,010
Fixed-rate equipment note payable                  504         506           -           -
Fixed-rate equipment note payable                  594         558         856         852
Debenture                                       24,659      24,659      24,618      24,618
Promissory Notes payable to shareholders
                                                12,282      12,282      11,272      11,272
                                           ================================================
                                            $  105,498   $ 107,389   $  77,256   $  77,844
                                           ================================================

The fair values of these obligations are estimated based on borrowing rates currently available to the Company for loans with similar terms and maturities. The fair value of these borrowings does not reflect estimated fees that would be incurred if the debt were refinanced. The fair value of the Debenture and the Promissory Notes payable to shareholders are not readily determinable due to the nature of the instruments.

                                      14.

6. INCOME TAXES

The Company files a consolidated federal income tax return with its subsidiaries.

Income tax expense consists of the following:

                                  CURRENT        DEFERRED          TOTAL
                                  -------        --------          -----


1998:
   Federal                        $   1,146    $      782         $   1,928
   State                                163            33               196
                              ------------------------------------------------
Total                             $   1,309    $      815         $   2,124
                              ================================================

1997
   Federal                        $       -    $      (18)        $     (18)
   State                                 32            22                54
                              ------------------------------------------------
Total                             $      32    $        4         $      36
                              ================================================

1996:
   Federal                        $   3,888    $     (134)        $   3,754
   State                                605           (20)              585
                              ------------------------------------------------
Total                             $   4,493    $     (154)        $   4,339
                              ================================================

The provision for income taxes differs from the amount of tax expense which would result from using the federal tax rate of 35% as follows:

                                         1998            1997          1996
                                  --------------------------------------------

Statutory federal income tax        $     1,739       $  (126)     $     3,960
State income taxes, net of
   federal tax benefit                      127            35              380
Permanent difference                        213           161               35
Other                                        45           (34)             (36)
                                  --------------------------------------------
                                    $     2,124       $    36      $     4,339
                                  ============================================

                                      15.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets at December 31, 1998 include approximately $132 related to the minimum pension liability, which is included in accumulated other comprehensive loss.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       DECEMBER 31
                                                  1998       1997
                                               --------    -------
Deferred tax assets:
    Vacation and compensation                  $   843     $   820
    Employee benefits                            9,046       9,847
    Bad debts                                      536         499
    Net operating loss and alternative
            minimum tax credit carry forward         -         423
    Other                                          177          43
                                               -------     -------
    Total deferred tax assets                   10,602      11,632

Deferred tax liabilities:
    Fixed assets                                (7,036)     (7,072)
    Inventory valuation                            (24)       (472)
    Other                                         (209)        (82)
                                               -------      ------
    Total deferred tax liabilities              (7,269)     (7,626)
Valuation allowance                               (741)       (741)
                                               -------     -------
Net deferred tax assets                        $ 2,592     $ 3,265
                                               =======     =======


Income tax payments amounted to $1,089, $508, and $4,225 in 1998, 1997, and 1996 respectively.

                                       16.

7. PREFERRED STOCK

In conjunction with its initial capitalization, the Company issued 40,000 shares of its 12% Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable annually, on the 15th day of December, in an amount equal to the stated rate times the liquidation value of $100 per share. All dividend payments are to be made either in cash or by issuance of additional shares of Series A Preferred Stock, at the Company's option. All dividends, whether paid in cash or in shares, accrue from the date of issuance and are cumulative. During 1998, the Company paid the 1998 and 1997 dividends with 9,891 shares of Series A Preferred Stock. Additionally, dividends of $33 and $383 were accrued at December 31, 1998 and 1997, respectively. The terms of the Company's 11% Promissory Notes provide for interest to be paid either in cash or by issuance of additional shares of Series A Preferred Stock at the Company's option. During 1998 and 1997, respectively, the Company issued 8,084 and 4,288 shares of Series A Preferred Stock in lieu of payment of interest on the Promissory Notes.

The shares of Series A Preferred Stock are non-voting. The Company, at the option of the Board of Directors, may at any time redeem the Series A Preferred Stock for cash equal to the liquidation value of $100 per share, plus any accumulated and unpaid dividends, whether or not earned or declared. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, each issued and outstanding share of Series A Preferred Stock will entitle the holder to payment at the rate of $100 per share.

The Company is authorized to issue 250,000 shares of Series Preferred Stock of which 100,000 has been reserved for the issuance of Series A Preferred Stock.

8. STOCK OPTIONS AND APPRECIATION RIGHTS

In 1997, in connection with the Recapitalization, Mack settled for cash all outstanding stock options for $4,018 and for cash and installment payments all stock appreciation rights for $2,200 ($1,600 in cash). The unpaid stock appreciation rights of $600 were payable in two installments of $300 each, of which $300 was paid in 1998 with the remainder due in 1999. Expenses incurred in connection with the settlement of these stock options and stock appreciation rights were $3,756 and $1,964, respectively. No awards were granted under the these plans during the three-year period ended December 31, 1998.

                                      17.

9. PENSION PLANS AND OTHER POST RETIREMENT BENEFITS

Mack has various retirement plans which cover substantially all employees. Mack's defined benefit plans provide for payments under varying formulas. Certain executives also participate in a supplemental plan, which is not funded. Mack contributes to the plans in amounts not less than required under the Employee Retirement Income Security Act of 1974.

In 1997, Mack merged its East Stroudsburg Typographical Union Local No. 943 Pension Plan into the Mack Printing Company Pension Plan.

Plan assets consist primarily of listed stocks and bonds and interest-bearing deposits under insurance contracts.

Mack provides certain health care benefits for eligible retired employees and their spouses. In addition, the Company provides fully paid life insurance coverage with benefits ranging from $5 to $40 for all retirees. The retiree health care plan is contributory for all retirees who were full-time regular employees of Mack.

Since the adoption of Statement of Financial Accounting Standards No. 106 in 1993, Mack has introduced various amendments to its plan which have resulted in a cumulative unrecognized gain at December 31, 1998 of $9,462. Amendments in 1994 yielded a gain of $13,373 and a 1996 amendment requiring all non-bargaining and retired participants to be covered under one insurance plan resulted in a gain of $4,379. In 1998, Mack amended its plan to cap its contribution for retiree medical coverage. This amendment resulted in a gain of $1,461. These amounts, after reduction for the 1997 acquisition of 30% of Mack's common stock owned by then-minority shareholders, are being credited to expense on a straight-line basis over periods ranging from 10 to 13 years-the average expected years of future service to be rendered by active plan participants to reach full eligibility.

The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:
                                      18.

                                                       DECEMBER 31, 1998                         DECEMBER 31, 1997
                                    PLANS WITH                                    PLANS WITH
                                     ASSETS IN   PLANS WITH                        ASSETS IN    PLANS WITH
                                     EXCESS OF   ASSETS LESS                       EXCESS OF    ASSETS LESS
                                      BENEFIT       THAN       OTHER                BENEFIT    THAN BENEFIT    OTHER
                                    OBLIGATIONS    BENEFIT    BENEFITS    TOTAL   OBLIGATIONS   OBLIGATIONS   BENEFITS  TOTAL
                                                 OBLIGATIONS

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning       $1,238      $43,921    $  5,860   $ 51,019     $1,242      $41,082    $  6,046   $ 48,370
   of year
Service cost                              58        1,032         102      1,192         57          967         134      1,158
Interest cost                             90        3,186         325      3,601         93        3,046         403      3,542
Plan participants' contributions           -            -          68         68          -            -          71         71
Amendments                                 -            -      (1,461)    (1,461)         -            -           -          -
Actuarial gain/loss                      152        3,100         485      3,737        104        1,040        (410)       734
Benefits paid                           (148)      (2,728)       (416)    (3,292)      (258)      (2,214)       (384)    (2,856)
                                     =========================================================================================
Benefit obligation at end of year     $1,390      $48,511    $  4,963   $ 54,864     $1,238      $43,921    $  5,860   $ 51,019
                                     =========================================================================================

CHANGE IN PLAN ASSETS
Fair value of plan assets at          $1,479      $37,446    $      -   $ 38,925     $1,540      $32,688    $      -   $ 34,228
   beginning of year
Actual return on plan assets              88        3,852           -      3,940         78        5,385           -      5,463
Employer contribution                    119        1,397           -      1,516        119        1,587           -      1,706
Benefits paid                           (148)      (2,728)          -     (2,876)      (258)      (2,214)          -     (2,472)
                                     =========================================================================================
Fair value of plan assets at end      $1,538      $39,967    $      -   $ 41,505     $1,479      $37,446    $      -   $ 38,925
   of year
                                     =========================================================================================

FUNDED STATUS AT END OF YEAR          $  148      $(8,543)   $ (4,963)  $(13,358)    $  246      $(6,475)   $ (5,860)  $(12,089)
Unrecognized net actuarial (gain)        380        2,301      (2,290)       391        234         (393)     (2,860)    (3,019)
   loss
Unrecognized prior service cost           32          286      (9,462)    (9,144)        33          323      (9,130)    (8,774)
                                     =========================================================================================
Prepaid (accrued) benefit cost        $  560      $(5,956)   $(16,715)  $(22,111)    $  513      $(6,545)   $(17,850)  $(23,882)
                                     =========================================================================================

AMOUNTS RECOGNIZED IN THE
   STATEMENTS OF FINANCIAL
   POSITION CONSIST OF
Prepaid (accrued) benefit cost        $  560      $(5,956)   $(16,715)  $(22,111)    $  513      $(6,545)   $(17,850)  $(23,882)
Additional minimum liability               -         (485)          -       (485)         -         (170)          -       (170)
Intangible asset                           -          143           -        143          -          170           -        170
Accumulated other comprehensive            -          342           -        342          -            -           -          -
   income
                                     =========================================================================================
Net amount recognized at end of       $  560      $(5,956)   $(16,715)  $(22,111)    $  513      $(6,545)   $(17,850)  $(23,882)
   year
                                     =========================================================================================

                                      19.

                              Melham Holdings, Inc.

                  (dollars in thousands, except per share data)



9. PENSION PLANS AND OTHER POST RETIREMENT BENEFITS (CONTINUED)

                                                       YEAR ENDED DECEMBER 31
COMPONENTS OF NET PERIODIC BENEFIT COST:         1998          1997           1996
                                             ------------------------------------------
Service cost                                   $    1,192    $    1,158    $    1,193
Interest cost                                       3,601         3,542         3,443
Expected return on plan assets                     (3,615)       (3,035)       (2,742)
Amortization of prior service cost                 (1,065)       (1,011)       (1,318)
Amortization of net (gain)/loss                       (85)         (143)         (147)
Recognized net actuarial loss                          21             9             -
                                             ===========================================
    Net periodic benefit cost                  $       49    $      520    $      429
                                             ===========================================

                                                     YEAR ENDED DECEMBER 31
WEIGHTED AVERAGE ASSUMPTIONS:                  1998            1997           1996
                                          ----------------------------------------
    Discount rate                              6.75%          7.25%          7.50%
    Expected return on plan assets         8.0% TO 9.5%    8.0% to 9.0%   8.0% to 9.0%
    Rate of compensation increase              4.75%          4.75%          4.75%
    Assumed health care cost trend rate        7.00%          7.00%          9.00%

The weighted-average health care cost trend rate is assumed to decrease gradually to 6% by 1999 and remain at that level thereafter. The assumed health care cost trend rate affects the amounts reported. For example: 1) increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $296 and the aggregate of the service and interest cost components of the postretirement benefit obligation for 1998 by $36; and 2) decreasing the assumed health care cost trend rate by one percentage point would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by $252 and the aggregate of the service and interest cost components of the postretirement benefit obligation for 1998 by $29.

Mack sponsors a defined contribution plan. For certain eligible employees, Mack makes annual contributions of 4% of qualifying compensation. For certain additional eligible employees, Mack will match employee contributions up to a maximum of 2% of qualifying compensation. The expense under the defined contribution plan was $784, $749 and $705 in 1998, 1997, and 1996, respectively. In addition, Mack provides a defined contribution plan for two of its unions. The contributions under this plan are based on a bargaining agreement and amounted to $142, $145, $114 in 1998, 1997, and 1996, respectively.


10. COMMITMENTS AND CONTINGENCIES

Expenses under a services agreement and operating lease arrangements were approximately $1,515, $1,123 and $843, for December 31, 1998, 1997 and 1996,
respectively. A summary of noncancelable, long-term commitments at December 31, 1998 follows:

                                      20.

           YEAR                   AMOUNT

   1999                         $    2,375
   2000                              2,201
   2001                              2,072
   2002                              1,668
   2003                              1,025
   Thereafter                       18,966
                             =================
   Total                        $   28,307
                             =================

In December 1997, Mack entered into a five-year agreement with a vendor for document management services. Since this agreement is essentially a replacement and supplement for previous duplicating equipment leases, the expense commitments under this arrangement are included above.

The Company has employment agreements with certain executives and one other employee of its subsidiaries.

The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

As of December 31, 1998, the Company has entered into commitments for capital expenditures totaling approximately $2,819.

Under the terms of the 1991 sale of the assets of Specialty Printers of America, Inc. (SPA), Mack guaranteed the operating lease obligation ($444 at December 31, 1998) relating to SPA's manufacturing facility in the event that the buyer were to default. The lease expires on January 10, 2002.


                                      21.

11. RELATED PARTY TRANSACTIONS

The Company incurred interest and fees to affiliates for services rendered in connection with financing arrangements and other matters. These fees are included in the accompanying statement of operations as follows.

                                         1998            1997            1996
                                    --------------------------------------------

Interest                              $ 1,449     $     1,072     $       107
Management fees                           360              28             210
Deferred financing fees                   342           1,240               -
Recapitalization costs                      -             835               -
                                    -------------------------------------------
                                      $ 2,151     $     3,175     $       317
                                    ============================================
12. YEAR 2000 ISSUE (UNAUDITED)

The Year 2000 issue exists because many software programs, computer hardware, operating systems and microprocessor-based embedded controls in automated equipment use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process financial and operational information incorrectly or fail to operate.

The Company has recognized the need to ensure that its business operations will not be adversely affected by the upcoming calendar Year 2000 and is cognizant of the time sensitive nature of the problem. The Company has assessed or is in the process of assessing how it may be impacted by Year 2000 and has formulated and commenced a comprehensive plan to address all known aspects of the Year 2000 problem: information systems, production, and facilities equipment, suppliers and customers. The Company is currently making inquiries of customers and suppliers to assess their Year 2000 readiness. The Company is also in the process of testing information technology ("IT") systems, as well as non-IT systems, and verifying that vendor-supplied or outsourced systems will be Year 2000 compliant and will repair or replace any such systems found to be non-compliant. Currently, the Company estimates that it has substantially completed its assessment of how it may be impacted, is completely through the development of plans to address the testing and remediation of its systems, and has completed approximately 55% to 70% of its testing and remediation activities. The Company estimates that it will complete this process prior to October 1999.

The Company has not separately tracked its Year 2000 costs as a project, but rather has incurred the costs in conjunction with normal sustaining activities. The discretely identifiable costs incurred through December 31, 1998 of completing the Company's Year 2000 assessment and of modifying its computer software and hardware, as well as its production and facilities equipment, to be Year 2000 compliant were approximately $1,800. The estimated costs yet to be incurred are approximately $2,000. The current assessment does not include costs related to software and hardware replaced in the normal course of business other than replacements accelerated due to the Year 2000 issue.

                                      22.

While the Company does not currently foresee any material problems, there can be no assurance that The Company and its material suppliers and customers will be Year 2000 compliant by January 1, 2000 and that any such non-compliance will not have a material adverse effect on the Company.

The Company is in the process of developing contingency plans in the event that any unresolved issues are identified.

13. FORMATION OF THE COMPANY

The Company was formed on February 26, 1997 with authorized capital of 50,000 shares of Common Stock and 250,000 shares of Series Preferred Stock (see Note
7). The Company was formally capitalized in March, 1997 through a series of transactions with related entities as follows: 1) issued 5,000 shares of its Common Stock to Purico in exchange for 500 shares of Melham, Inc. common stock (constituting 100% of the capital stock of Melham, Inc.); 2) issued 31,000 shares of its Common Stock and 36,000 shares of Series A Preferred Stock to Purico for $6,700; 3) issued 4,000 shares of its Common Stock, 4,000 shares of its Series A Preferred Stock and a $1,200 11% promissory note to Mack's president in exchange for Mack common stock (the Company subsequently contributed the Mack common stock to Melham, Inc.); and 4) issued to Melham, U.S., Inc. (an affiliated company) for $10,800 cash a $10,800 11% promissory note and warrants to purchase 5,000 shares of Common Stock of the Company at $100 per share. Prior to the exchange of common stock between the Company and Purico, Melham, Inc. declared and paid to Purico a dividend on its common stock totaling $35,500.

In 1997, Mack completed a recapitalization which resulted in changes in its ownership and capital structure (the "Recapitalization"). Through a series of transactions, Mack: (1) redeemed and retired all of the outstanding shares of its Series A Preferred Stock ($760, which excludes the amount paid to Melham, Inc.); (2) redeemed and retired all of the outstanding shares of its Common Stock, except the shares owned by Melham, Inc. and a portion of the shares held by the Company's president ($18,087); (3) effected the exchange of the president's Common Stock for Common Stock of the new indirect parent company (Melham Holdings, Inc.); (4) purchased all outstanding stock options ($4,018) and settled all stock appreciation rights ($2,200).

An unrelated investor purchased for $25,000, 15% of Mack's common stock, Mack's $25,000 subordinated debenture, and warrants to purchase 3% of Mack's common stock. Mack also issued to Melham, Inc. shares of Mack cumulative senior and junior preferred stock. As a result of these transactions, the Company increased its ownership of Mack from 55% to 85% at a cost of $19,923, representing the net amount paid to buy-out a 30% interest owned by minority stockholders, which was accounted for under the purchase method of accounting. The total amount was allocated $5,400 (before deferred income taxes of $2,160), to reduce the recorded amount of postretirement benefits (Note 9) and the remainder to goodwill (Note 2).

Mack completed the financing for the Recapitalization by replacing its existing bank credit facility with a new $65,000 arrangement (the "Credit Facility"), consisting of a revolving credit agreement (the "Revolver") and $42,000 in term loans (the "Term Loans").

14. SUBSEQUENT EVENT

On April 1, 1999, the stockholders of Melham Holdings, Inc. sold all of the Company's Capital Stock owned by them to Cadmus Communications Corporation. Coincident with the sale, the Company stockholders purchased all of the capital stock of VPI owned by the Company. The Company also paid-off all long-term debt and purchased all common stock of Mack owned by the minority stockholders of Mack.
                                       24